Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES SALE OF OMS DIVISION

IRVINE, CA, January 30, 2017 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced the sale of its Oregon Micro Systems (“OMS”) division, effective on January 27, 2017, located in Beaverton, Oregon, to OMS Motion, Inc., a corporation newly formed by the division’s long time general manager, Mr. Phil Brown. The OMS division designs and manufactures embedded multi-axis motion controllers, which are sold to distributors or original equipment manufacturers in the automation and research industries.

“The sale of our OMS division will allow us to invest in our research and development efforts of our medical device product portfolio,” said Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer. “We are pleased that this sale was consummated so quickly, in part due to the knowledge that Phil has regarding the business and its prospects. We wish Phil and OMS Motion, Inc. continued success in the future, and thank Phil for his many years of service and leadership.”

The aggregate purchase price for the OMS asset sale was $640,000, subject to adjustment based upon the value of the OMS receivables at the date of close.

About Pro-Dex, Inc.:

Pro-Dex, Inc., specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its Fineline Molds division manufactures plastic injection molding for a variety of industries. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs around the world.

Pro-Dex also provides quality and regulatory consulting services, as well as engineering consulting and placement services through its Engineering Services Division.  For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.